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                                                                    EXHIBIT 2.2


                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT


         This FIRST AMENDMENT (this "Amendment") to the Asset Purchase Agreement dated March 5, 1997 (the "Agreement"), by and among UTI Energy Corp., a Delaware corporation ("Buyer"), Triad Drilling Corporation, a Delaware corporation and wholly owned subsidiary of Buyer ("Triad"), and Southland Drilling Company, Ltd., a Texas limited partnership ("Seller");

                                  WITNESSETH:

         WHEREAS, Buyer and Seller entered into the Agreement whereby Buyer agreed to buy, and Seller agreed to sell, the Purchased Assets in exchange for the payment by Buyer of the Purchase Price and the assumption by Buyer of the Assumed Liabilities; and

         WHEREAS, as permitted by the Agreement, Buyer desires to assign to Triad Buyer's right to take title to the Purchased Assets;

         NOW, THEREFORE, in consideration of the premises and the mutual terms and covenants herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         1. Triad hereby agrees that it shall be bound by and liable for the obligations of Buyer set forth in Article II of the Agreement.

         2. The parties hereto agree that (i) the delivery of the Purchased Assets described in Section 2.6 of the Agreement shall be made to Triad instead of Buyer, (ii) Seller shall deliver the documents identified in
Section 4.2 of the Agreement to Triad instead of Buyer, and (iii) Triad shall deliver the General Assignment referred to in Section 4.3(b).

         3. Due to certain changes involving drill pipe, the Cash Purchase Price shall be reduced by $182,000.

         4. Except as expressly amended by this Amendment, the Agreement remains in full force and effect.

         5. Capitalized terms used and not otherwise defined herein have the meanings given such terms in the Agreement.

                    (Signatures Begin on the Following Page)
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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

                                  UTI ENERGY CORP.



                                  By:    /s/ Vaughn Drum
                                       ----------------------------------------
                                                Vaughn Drum, President



                                  SOUTHLAND DRILLING COMPANY, LTD.



                                  By:    /s/ Neil Hanson
                                       ----------------------------------------



                                  TRIAD DRILLING CORPORATION



                                  By:    /s/ Vaughn Drum
                                       ----------------------------------------
                                                Vaughn Drum, Chairman of
                                                  the Board and Chief
                                                   Executive Officer





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